Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 3 to Registration Statement No. 333-145412 on Form S-8 of our report dated October 3, 2013 relating to the consolidated financial statements of Generex Biotechnology Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) as at July 31, 2013 and for the year then ended, and for the period from November 2, 1995 (date of inception) to July 31, 2013.

/s/ MNP LLP

Toronto, Ontario

July 3, 2014